EXHIBIT 2.4

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“First Amendment”), dated as of January 30, 2018, is made and entered into by and among Wesbanco, Inc., a West Virginia corporation (“Buyer”), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), First Sentry Bancshares, Inc. a West Virginia corporation and bank holding company (“Seller”), and First Sentry Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Seller (“Seller Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each determined that it is in the best interests of their respective corporations and shareholders to amend the Agreement and Plan of Merger dated November 13, 2017, by and between such parties (the “Agreement”) with respect to the time required for a closing of the transactions contemplated by the Agreement to avoid a possible premature application of the so-called DFAST regulations promulgated under the Dodd-Frank Act of 2010.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions set forth in the Agreement, the parties, intending to be legally bound hereby, agree as follows:

1. Section 9.01 of the Agreement is hereby rescinded in its entirety and the following Section 9.01 is substituted therefore:

9.01. Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at Buyer’s main office in Wheeling, West Virginia, commencing at 9:00 a.m. local time, on a date mutually acceptable to Buyer and Seller, which date shall not be earlier than the third business day or later than the sixtieth calendar day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date); provided that no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires, and provided further, that if Seller has delivered a termination notice pursuant to the provisions of Section 11.01(d)(iv), the Closing Date shall be the third business day following delivery of the Buyer Top-up Notice, if any. The date of the Closing is sometimes herein called the “Closing Date.”

2. Except as Section 9.01 of the Agreement is expressly modified and superseded by this First Amendment, the parties hereby ratify, confirm and reaffirm the terms and conditions of said Agreement, which continues in full force and effect.

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IN WITNESS WHEREOF, this First Amendment has been executed on behalf of Buyer, Buyer Sub, Seller and Seller Sub to be effective as of the date set forth in the first paragraph above.

ATTEST:	WESBANCO, INC.

/s/ Linda M. Woodfin	By: /s/ Todd F. Clossin
Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	WESBANCO BANK, INC.

/s/ Linda M. Woodfin	By: /s/ Todd F. Clossin
Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	FIRST SENTRY BANCSHARES, INC.

/s/ Barbara J. Miller	By: /s/ Geoffrey S. Sheils
Printed Name: Geoffrey S. Sheils
Title: President and Chief Executive Officer

ATTEST:	FIRST SENTRY BANK, INC.

/s/ Barbara J. Miller	By /s/ Geoffrey S. Sheils
Printed Name: Geoffrey S. Sheils
Title: President and Chief Executive Officer